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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)



                               Carrollton Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   145282 10 9
                            -----------------------
                                 (CUSIP Number)



                  CUSIP No. 145282 10 9               Schedule 13G


1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

                  Patricia A. Rogers
                  ###-##-####

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                  Not Applicable (Filing being made pursuant to 1934 Act
                                  Rule 13d-1(c)


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3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

5        SOLE VOTING POWER

                   151,372

6        SHARED VOTING POWER

                    73,410

7        SOLE DISPOSITIVE POWER

                   151,372

8        SHARED DISPOSITIVE POWER

                    73,410

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   224,782

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (x) See Item 4.


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.07%

12       TYPE OF REPORTING PERSON

                  IN

ITEM 1.

         (a)      Name of Issuer:

                           Carrollton Bancorp

         (b)      Address of Issuer's Principal Executive Offices:

                           344 North Charles Street, Suite 300
                           Baltimore, MD 21201

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ITEM 2.

         (a)      Name of Person Filing:

                           Patricia A. Rogers

         (b)      Address of Principal Business Office, if none,
                  Residence:

                           P.O. Box 246
                           St. Giles Road
                             Gibson Island, MD 21056

         (c)      Citizenship:

                           United States

         (d)      Title of Class of Securities:

                           Common Stock

         (f)      CUSIP Number:

                           145282 10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)               Broker or Dealer registered under Section 15 of
                  ---
                           the Act.
         (b)               Bank as defined in Section 3(a)(6) of the Act.
                  ---
         (c)               Insurance Company as defined in Section 3(a)(19)
                  ---
                           of the Act.
         (d)               Insurance Company registered under Section 8 of the
                  ---
                           Investment Company Act.
         (e)               Investment Adviser registered under Section 203 of
                  ---
                           the Investment Advisors Act of 1940.
         (f)               Employee Benefit Plan, Pension Fund which is subject
                  ---
                           to the provisions of the Employee Retirement Income Security Act of 1976 or Endowment Fund; see 240.13d-1(b)(1)(ii)(F).
         (g)               Parent Holding Company, in accordance with
                  ---
                           240.13d-1(b)(ii)(G).  (Note: See Item 7.)
         (h)               Group, in accordance with 240.13d-1(b)(1)(ii)(H).
                  ---

         Not Applicable; Filing is made pursuant to 1934 Act Rule 13d-1(c).

ITEM 4.

         (a) Amount Beneficially Owned: See Inside Front Cover Row 9*
         (b) Percent of Class:  See Inside Front Cover Row 11.
         (c) Number of shares as to which such person has:


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                  (i)      sole power to vote or to direct the vote:  See
                           Inside Front Cover Row 5.
                  (ii) shared power to vote or to direct the vote: See Inside Front Cover Row 6.
                  (iii) sole power to dispose or to direct the disposition of: See Inside Front Cover Row 7.
                  (iv) shared power to dispose or to direct the disposition of: See Inside Front Cover Row 8.

         ---------------------
         * Includes:

                  (a) 73,410 shares owned by corporations of which the Reporting Person is a principal stockholder; Reporting Person expressly disclaims beneficial ownership of all of such shares;


ITEM 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person

         Not Applicable.

ITEM 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company

         Not Applicable.

ITEM 8.  Identification and Classification of Members of the
         Group

         Not Applicable.

ITEM 9.  Notice of Dissolution of Group

         Not Applicable.

ITEM 10.

         Not Applicable.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 10, 2000
                                                     ---------------------------
                                                               Date


                                                     /s/ Patricia A. Rogers
                                                     ---------------------------
                                                             Signature


                                                     Patricia A. Rogers
                                                     ---------------------------
                                                               Name


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